EXHIBIT 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 16, 2007, among Super Rx, Inc., a California corporation (the “Guaranteeing Subsidiary”), a subsidiary of Stater Bros. Holdings Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Trust Company, N.A., as successor trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 17, 2004, providing for the issuance of 8.125% Senior Notes due 2012 and Floating Rate Notes due 2010 (the “Notes”);

WHEREAS, the Company, the Guaranteeing Subsidiary and the other Guarantors desire to amend the Indenture to provide for an unconditional guarantee by the Guaranteeing Subsidiary of all of the Company’s Obligations under the Notes and the Indenture (the “Subsidiary Guarantee”);

WHEREAS, the additional Subsidiary Guarantee provides additional rights and benefits to the Holders of the Notes under Section 10.01(d) of the Indenture; and

WHEREAS, pursuant to Sections 9.06 and 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS.

(a) The preface on page 1 of the Indenture is hereby amended and restated in its entirety to read as follows:

“INDENTURE dated as of June 17, 2004 among Stater Bros. Holdings Inc., a Delaware corporation (“Stater Bros.”), Stater Bros. Markets (“Markets”), Stater Bros. Development, Inc. (“Development”), Santee Dairies, Inc. (“Santee”), and Super Rx, Inc. (“Super Rx” collectively with Markets, Development and Santee, the “Guarantors”) and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”).”

(b) The definition of “Guarantors” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows: ““Guarantors” means Markets, Development, Santee, Super Rx and each other Person that is required to become a Guarantor by the terms hereof after the Issue Date, in each case until such Person is released from its Guarantee pursuant to the terms hereof.”

(c) A new definition of “Super Rx” is hereby inserted in Section 1.01 of the Indenture alphabetically as follows: ““Super Rx” means Super Rx, Inc., a California corporation.”

(d) The ultimate proviso contained in Section 4.19 of the Indenture is hereby amended and restated in its entirety to read as follows: “; (ii) has Total Assets of less than $10.0 million and Stater Bros. has provided the Trustee with written notice requesting such release and an Officers’ Certificate certifying the amount of such Total Assets; provided, further, that Super Rx shall not be entitled to a release pursuant to the provisions of this clause (ii).”

(e) Section 9.02(b)(iv) of the Indenture is hereby amended and restated in its entirety to read as follows: “such Guarantor, other than Markets, Development, Santee, and Super Rx, having Total Assets of less than $ 10.0 million and Stater Bros. providing written notice to the Trustee requesting such release and an Officers’ Certificate certifying the amount of such Total Assets pursuant to, Section 4.19;”

3. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

(a)	Along with all the other Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)	the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)	in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)	The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)	The following is hereby waived: diligence presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)	This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(e)	If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)	The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)	As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)	The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)	Pursuant to Article 9 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 9 of the Indenture shall result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

4. EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

5. GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a)	A Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another Person other than on the terms and conditions of Section 4.10 of the Indenture:

(b)	In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

(c)	Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

6. RELEASES.

(a)	The Subsidiary Guarantee of a Guarantor will be released (i) in connection with any sale or other disposition of all of the Capital Stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the disposition is to the Company or another Guarantor or if the Company applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 thereof; (ii) if such Guarantor is dissolved or liquidated in accordance with the terms of the Indenture; (iii) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; (iv) in the event that any such Guarantor, other than Markets, Development, Santee, and Super Rx has Total Assets of less than $10.0 million and Stater Bros. provides written notice to the Trustee requesting such release and an Officer’s Certificate certifying the amount of such Total Assets; or (v) in the case of Santee, at the election of Stater Bros., by written notice to the Trustee, upon the consummation of a Qualified Santee Sale.

(b)	Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 11 of the Indenture.

7. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

8. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL

INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: April 16, 2007

SUPER RX, INC.

By:	/s/ Bruce D. Varner
Name:	Bruce D. Varner
Title:	Secretary

STATER BROS. HOLDINGS INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

EXISTING GUARANTORS:

STATER BROS. MARKETS

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

STATER BROS. DEVELOPMENT, INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

SANTEE DAIRIES, INC.

By:	/s/ Bruce D. Varner
Name:	Bruce D. Varner
Title:	Secretary